Exhibit 99.1

 The Children's Place Retail Stores, Inc. Reports January Comparable
                           Store Sales up 9%

    SECAUCUS, N.J.--(BUSINESS WIRE)--Feb. 2, 2006--The Children's
Place Retail Stores, Inc. (Nasdaq:PLCE):

    -- Company Continues to Anticipate Consolidated Fourth Quarter Earnings Per Share of $1.61 to $1.66, up Approximately 70% before Accelerated Stock Option Vesting Expense

    --  Company Updates Fiscal 2006 Earnings Guidance to Reflect
        Equity Compensation Expensing

    The Children's Place Retail Stores, Inc. (Nasdaq:PLCE) today announced that for the four-week period ended January 28, 2006, comparable store sales for The Children's Place stores increased 9% on top of a 21% increase for the same period last year. Total consolidated sales for the Company increased 10% to $87.0 million, compared to sales of $78.9 million reported for January 2005. January sales included $62.4 million from The Children's Place, a 17% increase compared to last year's sales of $53.3 million, and $24.6 million from Disney Store, a 4% decrease compared to last year's sales of $25.6 million. Consistent with the Company's comparable store sales definition, Disney Store will enter the comparable store base in February 2006. During January 2006, the Company closed six Disney Stores.
    Total consolidated sales for the fourth quarter ended January 28, 2006, were $539.7 million, a 17% increase from sales of $462.3 million for the same period last year. Sales for the fourth quarter were comprised of $355.1 million from The Children's Place, a 19% increase over last year, and $184.6 million in sales from the Company's Disney Store business compared to $163.4 million for the Disney Stores last year. Fiscal 2005 fourth quarter sales results included 13 weeks of sales at Disney Store versus 10 weeks last year. Comparable store sales for The Children's Place increased 11% for the fourth quarter on top of a 17% increase in the same period last year. During the fourth quarter, the Company opened 16 Children's Place stores. In addition, the Company opened two Disney Stores and closed six.
    For the fiscal year ended January 28, 2006, total consolidated sales increased 44% to $1.669 billion from $1.158 billion last year. Sales for the fiscal year were comprised of $1.171 billion from The Children's Place, an 18% increase over last year, and $497.7 million in sales from the Company's Disney Store business. Comparable store sales for The Children's Place stores increased 9% for the year, on top of a 16% increase last year. In fiscal 2005, the Company opened 55 Children's Place stores and closed three. In addition, the Company opened 18 Disney Stores and closed seven.
    The Company stated that, before a charge related to the acceleration of stock options discussed below, it continues to anticipate consolidated fourth quarter earnings per share of approximately $1.61 to $1.66, representing an approximate 70% increase over last year. The Company's fourth quarter performance was driven by higher than planned sales, gross margin, and improved expense control at The Children's Place brand. As previously announced, the Company's fourth quarter earnings per share guidance includes an anticipated charge of approximately $2 million under the American Jobs Creation Act.
    Separately, yesterday the Company reported in a Form 8-K filing that it accelerated the vesting of certain options held by the Company's employees to purchase an aggregate of approximately 2.1 million shares of common stock and granted long-term performance-based stock awards under its 2005 equity incentive plan. The decision to accelerate the vesting of these stock options was made to reduce non-cash compensation expense that would otherwise have been recorded in future periods following the Company's adoption of SFAS 123R. As a result, in the fourth quarter of fiscal 2005 the Company will record non-cash stock compensation expense of approximately $2.1 million, or $0.07 per share.
    Last month, the Company provided fiscal 2006 earnings per share guidance excluding option expensing of $2.90 to $3.00. Including the approximate $13.2 million of SFAS 123R expense, $11.0 million of which reflects the long-term performance-based equity awards and the associated impact on the tax rate, which the Company now believes will be 39%, the Company anticipates fiscal 2006 earnings per share to be in the range of $2.57 to $2.67. Fiscal 2006 guidance includes the previously announced $5 million expense, or $0.11 per share, related to the implementation of FSP FAS No. 13-1 which requires the expensing of rent during construction.
    In conjunction with The Children's Place January sales release, you are invited to listen to the Company's pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, February 9, 2006. To access the call, please dial (800) 642-1687 followed by the Conference ID #4801720, or you may listen through the Investor Relations section of the Company's
Web site, www.childrensplace.com.

    The Children's Place plans to report full fourth quarter results on Thursday, March 9, 2006. The Company will host a conference call on that date to be broadcast live via webcast at 9:00 a.m. Eastern Time. Interested parties can access the webcast via the Company's website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, March 16, 2006.

    The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of January 28, 2006, the Company owned and operated 802 The Children's Place stores and 317 Disney Stores in North America and its online store, www.childrensplace.com.

    This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

    CONTACT: The Children's Place
             Heather Anthony, 201-558-2865